FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated February 18, 2015	Registration No. 333-197074
Registration No. 333-197074-01
Registration No. 333-197074-03

GE EQUIPMENT TRANSPORTATION LLC, SERIES 2015-1
Issuing Entity
$564,000,000 Asset Backed Notes

CEF EQUIPMENT HOLDING, L.L.C.
Depositor

GENERAL ELECTRIC CAPITAL CORPORATION
Sponsor and Servicer

The Depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement, dated as of February 18, 2015, and a prospectus, dated as of February 18, 2015, which describe the Class A Notes, the Class B Notes and the Class C Notes (collectively, the “Notes”) to be issued by the Issuing Entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Notes.

Ratings

We will not issue the Notes unless:

•	the Class A Notes, other than the Class A-1 Notes, are rated in the highest rating category for long-term (AAAsf/Aaa (sf)) obligations by Fitch, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively,

•	the Class A-1 Notes are rated in the highest rating category for short-term (F1+sf/P-1 (sf)) obligations by Fitch and Moody’s, respectively,

•	The Class B Notes are rated AAsf by Fitch and Aa2 (sf) by Moody’s, respectively, and

•	The Class C Notes are rated Asf by Fitch and A1 (sf) by Moody’s, respectively.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Issuing Entity, the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor will arrange to send you the prospectus if you request it by calling its Manager, Investor Development at (203) 229 5530.

Joint Bookrunners of the Notes
BofA Merrill Lynch	MUFG